Exhibit 10.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is entered into this 24th day of February, 2010 (the “First Amendment Effective Date”), by and between OCC, LLC, a Delaware LLC (“Landlord”) and CardioNet, Inc., a Delaware Corporation (“Tenant”).

RECITALS

WHEREAS, HI/OCC, Inc. and PDSHeart, Inc. executed a Lease Agreement in or about September, 2006 (“Lease”) for certain premises at the building commonly known as One Corporate Center I, 7401 Metro Boulevard, Edina, Minnesota, 55439 (“Building”);

WHEREAS, Landlord is the successor-in-interest to HI/OCC, Inc.;

WHEREAS, Tenant is the successor-in-interest to PDSHeart, Inc.;

WHEREAS, Landlord and Tenant now desire to modify and supplement the Lease by extending the Lease Term, expanding the Premises and modifying certain other terms of the Lease;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Interpretation of Amendment.  The Lease is hereby modified and supplemented as of the First Amendment Effective Date.  Wherever there exists a conflict between this First Amendment and the Lease, the provisions of this First Amendment shall control.  Unless otherwise indicated, defined terms shall have the definition set forth in the Lease.  Except as modified and supplemented herein, the Lease is in full force and effect.

2.                                       Extension of Lease Term. Landlord and Tenant agree to end the existing Lease Term and commence a new Lease Term of approximately sixty (60) months commencing on March 15, 2010 (the “First Amendment Commencement Date”) and continuing through and including March 31, 2015 (the “First Amendment Expiration Date”).  The period commencing on the First Amendment Commencement Date and continuing through and including the First Amendment Expiration Date is hereinafter referred to as the “New Term”.  If the New Premises is not ready for occupancy by the First Amendment Commencement Date, in Landlord’s reasonable determination, then the First Amendment Commencement Date shall be postponed until the New Premises is ready for occupancy in Landlord’s reasonable determination.

3.                                       Assignment of Tenancy.  The parties acknowledge that Tenant has succeeded PDSHeart, Inc. as tenant under the Lease.  Tenant agrees to be bound by all the obligations ascribed to the tenant pursuant thereto.

4.                                       New Premises.  Effective as of the First Amendment Commencement Date, the Premises is hereby relocated that portion of the fourth (4th) floor of the Building commonly known as Suite 460, which is collectively deemed to contain 2,035 rentable square feet (the “New Premises”).

5.                                       Basic Rent.  Basic Rent payable for the New Premises throughout the New Term shall be as follows:

Period	Basic Rent Per RSF Per Year	Basic Rent Per Year	Basic Rent Per Month

Months 1 – 4	$0.00	$0.00	$0.00
Months 5 – 12	$11.15	22,690.25	$1,890.85
Months 13 – 16	$0.00	$0.00	$0.00
Months 17 – 24	$11.65	$23,707.75	$1,975.65
Months 25 – 36	$12.15	$24,725.25	$2,060.44
Months 37 – 48	$12.65	$25,742.75	$2,145.23
Months 49 – 60	$13.15	$26,760.25	$2,230.02

6.                                       Additional Rent.  Throughout the New Term, in addition to Basic Rent, Tenant shall pay to Landlord, as Additional Rent, (i) an amount equal to Tenant’s Proportionate Share of Operating Costs, as that term is defined in the Lease (including all taxes), and (ii) all other amounts owed to Landlord as Additional Rent under the Lease.  The 2010 estimate is $2.43/SF for real estate taxes and $6.40/SF for operating expenses.

a.               Conversion to Net Lease.  Effective as of the First Amendment Commencement Date, the parties desire to convert the Lease to a net lease, and therefore to modify the Lease to reflect that the Basic Rent no longer includes any amounts owed by Tenant as Additional Rent.

b.              Estimated Payments.  Within thirty (30) days after the end of each calendar year, Landlord shall provide Tenant with an estimate of Tenant’s monthly Additional Rent obligation for the upcoming calendar year.  Tenant shall pay such estimated Additional Rent in addition to Tenant’s monthly Basic Rent payments.  Within one hundred twenty (120) days following the close of each calendar year, Landlord shall provide Tenant with a statement showing, in reasonable detail, all computations of Additional Rent due under this Section.  If the statement shows that the total of the monthly payments made by Tenant exceeds the amount of Additional Rent due by Tenant under this Section, then the statement shall be accompanies by a credit to Tenant’s account.  If the statement shows that the total of the monthly payments made by Tenant is less than the amount of Additional Rent due by Tenant under this Section, then Tenant shall immediately pay to Landlord the amount shown on the statement as owing to Landlord.

c.               Controllable Costs.  Increases in Operating Costs shall not exceed Five Percent (5%) for each year of the Lease for Controllable Costs (as defined below), but there shall be no cap on Uncontrollable Costs.

i.                  “Uncontrollable Costs” is defined to mean costs associated with water/sewer expenses, utility services, taxes, insurance premiums, maintenance and repairs, cleaning of the Common Areas, trash collection, landscaping, and snow removal.

ii.               “Controllable Costs” is defined to mean all Operating Costs except Uncontrollable Costs.

7.                                       Tenant Improvements.  Landlord shall provide, at its expense using building standard materials, certain improvements to the New Premises described by the plan(s)/bid(s) (the “Tenant Improvements”).  Landlord shall retain contractors of its choosing to construct the Tenant Improvements.  Landlord, its agents, contractors and employees, shall have the ongoing, unfettered right to supervise and or manage all Tenant Improvements constructed within the New Premises.  If Tenant elects to make changes to the Tenant Improvements, then all such changes must be first approved in writing by Landlord, and done pursuant to Section 8 of the Lease.  Tenant agrees that all additional planning and/or construction costs arising from any such election will be Tenant’s sole responsibility, and Tenant shall immediately pay (or reimburse to Landlord) all such costs upon demand.  Tenant shall cooperate with Landlord in obtaining lien waivers for the total amounts for all work performed within the New Premises.  Tenant acknowledges that all prior improvements, construction allowances or other allowances to have been provided by Landlord under the Lease have been provided in full.

8.                                       Option to Terminate.  So long as Tenant is not in default, Tenant shall have the one-time option to terminate the Lease and this First Amendment after the forty-eighth (48th) month of the New Term.  In the event Tenant elects to exercise said option, Tenant agrees to provide to Landlord not less than six (6) months prior written notice to Landlord and to concurrently pay a termination fee equal to one (1) month of Tenant’s gross rent at the time notice is given (includes both Basic Rent and Additional Rent).  If Tenant is in default at the time notice is given, then such notice will not be valid and this Option to Terminate will be of no further force or effect.

9.                                       Tenant’s Proportionate Share.  The Lease is hereby modified so that all references to “Tenant’s Proportionate Share” is redefined to be a fraction, with the number of square feet of rentable area in the New Premises as the numerator and the total number of square feet of rentable area in the Building as the denominator.  Tenant’s Proportionate Share is currently estimated to be 1.83% and may be recalculated from time to time by Landlord if the number of square feet of rentable area in the Premises or Building changes, including, without limitation, due to Landlord’s decision to combine the Building’s operating budget with other buildings in the Complex.

10.                                 Existing Furniture and IT Relocation.  Provided Tenant is not in default, Landlord shall be responsible and shall bear the cost to relocate of all of Tenant’s furniture from the Original Premises to the New Premises.  Landlord shall also be responsible for the cost of installing comparable data and telephone lines into the New Premises.

11.                                 Confidentiality.  Tenant agrees to treat the terms and conditions of the Lease or this First Amendment as the confidential, proprietary information of Landlord.  Tenant covenants not to disclose, release, distribute, discuss or otherwise share this information with anyone except Tenant’s independent accountants, attorneys and other professional advisors (who must agree to also keep this information confidential), and otherwise only to the extent required by any law or court order.  If Tenant breaches this covenant, Landlord may seek equitable relief from any court of competent jurisdiction, and may receive recovery for any monetary damages suffered by Landlord as a result of Tenant’s breach.

12.                                 Options Superseded.  All Tenant options described in the Lease (including, but not limited to, Section 26 of the Lease) are superseded by this First Amendment and are of no further force or effect.

13.                                 Notices.  The Basic Lease Information of the Lease is hereby revised so that the Landlord’s and Tenant’s address for all notices delivered pursuant to the Lease or this First Amendment shall be as follows:

Landlord’s Address:	Tenant’s Address:
OCC, LLC	CardioNet, Inc.
c/o Hempel Properties	227 Washington Street
527 Marquette Avenue	Conshohocken, PA 19428
Minneapolis, MN 55402	Attn: Sr. VP of Operations with a copy to Legal
Attn: Jon Hempel

14.                                 Brokers.  Tenant represents and warrants to Landlord that it has not dealt with any broker in connection with this First Amendment except for Cresa Partners.  Tenant hereby indemnifies and holds Landlord harmless from any and all losses, liability, costs or expenses (including attorney fees) incurred as a result of an alleged breach of the foregoing warranty.  Tenant warrants that all prior brokerage fees to have been paid under the Lease have been paid in full.

15.                                 Entire Agreement.  This First Amendment sets forth the entire agreement with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  No modification, supplementation or amendment to the Lease or this First Amendment shall be effective unless made by written agreement between Landlord and Tenant.

16.                                 Counterparts.  This First Amendment may be executed in any number of counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument.

17.                                 Choice of Law.  The Lease and this First Amendment shall be governed by the laws of the State of Minnesota.

[signature page follows]

IN WITNESS WHEREOF, this First Amendment is executed effective as of the First Amendment Effective Date.

LANDLORD:	TENANT:

OCC, LLC,	CardioNet, Inc.,

a Delaware limited liability company.	a Delaware corporation.

By:	By:

Print:	Print:

Its:	Its: